EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 6, 2008 (“Effective Date”), between Urigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and William J. Garner (the “Employee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Employee in the position set forth below, and the Employee desires to serve in that capacity.

NOW, THEREFORE, in consideration of the foregoing premises, the Company and Employee hereby agree as follows:

1. Employment Period. The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement, for a term of two years commencing on the date hereof, unless earlier terminated in accordance with Section 4 hereof (the “Initial Term” and, together with any subsequent term of Employment, the “Employment Period”); provided that the term of employment hereunder will automatically be renewed for successive one-year terms (each such term a “Renewal Term”) unless either party shall, at least 30 days before such date, provide written notice to the other party that the Employment Period will not be extended.

2. Position and Duties.

(a) The Employee shall serve as President and Chief Executive Officer of the Company, reporting to the Board, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Board.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote his full-time efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments, (iv) engage in other business activities, so long as such activities do not materially interfere with the performance of his responsibilities as an employee of the Company in accordance with this Agreement or violate the provisions of Section 8 of this Agreement.

(c) Employee shall not be required to change his domicile to perform his duties.  Employee agrees to perform a reasonable amount of travel in order to perform his duties hereunder.

3. Compensation.

(a) Base Salary. During the first contract year of the Initial Term, the Employee shall receive an annual base salary (the “Annual Base Salary”) of $250,000.  Employee will receive an annual salary review by the Board, or an authorized committee thereof, on each anniversary of the Effective Date. The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time. The Board or an authorized committee thereof may increase the Annual Base Salary above the foregoing amounts at its discretion.

(b) Bonus. In addition to the Annual Base Salary, the Employee shall be entitled to an annual bonus based upon the discretion of the Board of Directors.

(c) Benefits. During the Employment Period, the Employee and the Employee’s direct family shall be entitled to participate in all benefit programs of the Company provided to executives of similar rank, including, but not limited to, health insurance coverage, as well as all welfare benefit plans, practices, policies and programs provided by the Company or Parent, including, but not limited to any comprehensive dental plan, retirement plans and profit sharing programs the Company or Parent may provide to other employees from time to time.

(d) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in carrying out the Employee’s duties under this Agreement, provided that the Employee complies with the policies, practices and procedures of the Company for submission of expense reports, receipts and similar documentation of such expenses.

(e)           Vacation. During the Employment Period, the Employee shall be entitled to a paid annual vacation of four weeks and other fringe benefits on such terms and conditions as may be determined by the Board or authorized committee thereof from time to time.

4. Termination of Employment.

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. The Company shall be entitled to terminate the Employee’s employment because of the Employee’s Disability during the Employment Period. “Disability” means that (i) the Employee is unable to perform the job with or without a reasonable accommodation pursuant to the state and federal disability discrimination laws or (ii) a physician selected by the Company or its insurers, and acceptable to the Employee or the Employee’s guardian or legal representative, has made a finding of permanent physical or mental disability and such disability is expected to result in death or to be of a continuous duration of no less than twelve (12) months. A termination of the Employee’s employment by the Company for Disability shall be communicated to the Employee by written notice, and shall be effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), unless the Employee is able to, and does, return to full-time performance of the Employee’s duties before the Disability Effective Date or the employee establishes that he is not disabled under this definition of Disability.

(b) By the Company.

(A) The Company may terminate the Employee’s employment during the Employment Period for Cause or without Cause. “Cause” means:

(i) Employee having, in the reasonable judgment of the Company, committed an act which if prosecuted and resulting in a conviction would constitute a fraud, embezzlement, or any felonious offense (specifically excepting simple misdemeanors not involving acts of dishonesty and all traffic violations);

(ii) the Employee’s theft, embezzlement, misappropriation of or intentional and malicious infliction of damage to the Company’s property or business opportunity;

(iii) the Employee’s repeated abuse of alcohol, drugs or other substances as determined by an independent medical physician; or

(iv) the Employee’s engagement in gross dereliction of duties, refusal to perform assigned duties consistent with his position, his knowing and willful breach of any material provision of this Agreement continuing after written notice from the Company or repeated violation of the Company’s written policies after written notice.

(B) A termination of the Employee’s employment by the Company for Cause shall be effectuated by giving the Employee written notice (“Notice of Termination for Cause”) of the termination, setting forth the conduct of the Employee that constitutes Cause. Termination of employment by the Company for Cause shall be effective on the date when the Notice of Termination for Cause is given, unless the notice sets forth a later date (which date shall in no event be later than 60 days after the notice is given).  Employee will be immediately advised of any allegations of conduct covered by clause (A) above and will be provided a period of thirty (30) days from the date of the written notice to defend himself against such allegations and to take any appropriate remedial action. If Employee shows that the allegations are untrue or takes appropriate remedial action to address the allegations, the Company will not terminate the Employee’s employment for Cause.

(C) A termination of the Employee’s employment by the Company without Cause shall be effected by giving the Employee written notice of the termination at least 6 months (180 days) prior to the termination date or by providing the employee with compensation that would have been earned by Employee during the six months period, in lieu of such notice and the severance benefits in section 5(a) below.

(c) By the Employee.

(A) The Employee may terminate employment with or without Good Reason.  “Good Reason” means:

(i) a material reduction in the Employee's responsibilities, compensation, or title;

(ii) any act of the Company requiring that the Employee relocate

Employee's living residence outside of the San Francisco Bay Area;

(iii) the assignment to the Employee of any duties inconsistent in any respect with paragraph (a) of Section 2 of this Agreement, other than actions that are not taken in bad faith and are remedied by the Company within thirty (30) days after receipt of notice thereof from the Employee;

(iv) any failure by the Company to comply with any provision of Section 3 of this Agreement, other than failures that are not taken in bad faith and are remedied by the Company within thirty (30) days after receipt of notice thereof from the Employee;

(v) the occurrence of a Non-Negotiated Change in Control of the Company (as defined below); or

(vi) the Company’s material breach of this Agreement.

For purposes of this Agreement, “Non-Negotiated Change in Control” means any one or more of the following occurrences:

(x)           Any individual, corporation (other than the Company, any trustees or other beneficiary holding securities under any employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company possessing more than fifty percent (50%) of the voting power for the election of directors of the Company;

(y)           There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the entity surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation); or

(z)           There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

(d) A termination of employment by the Employee for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth the conduct of the Company that constitutes Good Reason. A termination of employment by the Employee for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given).

(e) A termination of the Employee’s employment by the Employee without Good Reason shall be effected by giving the Company written notice of the termination at least sixty (60) days prior to the termination date, where it is reasonable for the Employee to provide such notice.

(f) Notwithstanding anything in this Agreement to the contrary, in no event will any amount which otherwise would be payable under or pursuant to this Agreement be payable to Employee to the extent such amount, together with all other amounts payable and benefits provided to Employee under or pursuant to this Agreement and/or under any other plan(s), agreements and/or arrangement(s) arising out of Employee’s employment relationship with Company and/or any direct or indirect subsidiary of Company (including without limitation any such amounts payable by any affiliate of Company or any acquirer of any of the stock or assets of Company or any affiliate of such acquirer), if paid to Employee, would result in Employee receiving an “excess parachute payment” for purposes of Section 280G of the Internal  Revenue Code of 1986, as amended.  The determination of whether a payment under or pursuant to this Agreement would result in Employee  receiving an excess parachute payment (but for the provisions of this Section 4) shall be made by counsel for Company reasonably selected by Company and acceptable to Employee, after consultation with Company’s independent auditor.

(g) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(h) Date of Termination. The “Date of Termination” means the date of the Employee’s death, the Disability Effective Date, the date on which the termination of the Employee’s employment by the Company for Cause or by the Employee for Good Reason is effective, or the date on which the Company gives the Employee notice of a termination of employment without Cause or the Employee gives the Company notice of a termination of employment without Good Reason, as the case may be.

5. Obligations of the Company upon Termination.

(a) Termination for Reasons Other Than for Cause, Death or Disability, or Good Reason. If, during the Employment Period, the Company terminates the Employee’s employment, for any reason other than for Cause, Death or Disability, or the Employee terminates his employment for Good Reason, the Company shall (i) pay the Employee’s accrued but unpaid portion of the Annual Base Salary and Bonus, if any, (the “Accrued Obligations”) to the Employee in a lump sum in cash within thirty (30) days after the Date of Termination, and (ii) continue to pay the Annual Base Salary for a period of twelve (12) months from the date of termination; provided, however, if during the twelve (12) month period immediately following a Non-Negotiated Change of Control, Employee is terminated at any time by Employer without Cause or Employee terminates his employment for Good Reason (other than simply the occurrence of a Non Negotiated Change of Control), the Company shall pay to the Employee a lump sum in cash within thirty (30) days after the Date of Termination in an amount equal to twenty four (24) months of the Annual Base Salary.

(b) Termination for Cause or Resignation for other than a Good Reason. If the Employee’s employment is terminated by the Company for Cause during the Employment Period, or if the Employee terminates his employment during the Employment Period other than for Good Reason, the Company shall pay Employee the Accrued Obligations.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Employee may qualify, nor, subject to paragraph (f) of Section 4, shall anything in this Agreement limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Employee is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. Covenant of Employee.

(a) Employee recognizes that the services to be performed by him pursuant to this Agreement are special, unique and extraordinary.  The parties confirm that it is reasonably necessary for the protection of the Company’s goodwill that Employee agree, and accordingly, Employee does hereby agree and covenant that Employee will not, directly or indirectly, except for the benefit of the Company:

(i) become an officer, director, more than 2% stockholder, partner, associate, employee, owner, proprietor, agent, creditor, independent contractor, co-venturer or otherwise, or be interested in or associated with any other corporation, firm or business engaged in the Territory (as hereinafter defined) in the same or any similar business competitive with that of the Company (including the Company’s present and future subsidiaries and affiliates) while an employee of the Company;

(ii) solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties from parties who were customers of the Company (including the Company’s present and future subsidiaries and affiliates) at any time while an employee of the Company;

(iii) solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who were at any time during the Employment Period hereunder, employees of the Company (including the Company’s present and future subsidiaries and affiliates) (except for general solicitations made to the public at large) for a period of one year from the date the Employee’s employment was terminated; or

(iv) use the tradenames, trademarks, or trade dress of any of the products of the Company (including the Company’s present and future subsidiaries and affiliates); or any substantially similar tradename, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally.

8. Confidentiality; Return of Property

(a) The Employee acknowledges that during the Employment Period he will receive confidential information from the Company, the Parent and subsidiaries of the Company (each a “Relevant Entity”).  Accordingly, the Employee agrees that during the Employment Period and thereafter, the Employee and his affiliates shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the Company, directly or indirectly, disclose or use (except for the direct benefit of the Company) any confidential information that he may learn or has learned by reason of his association with any Relevant Entity. Upon termination of this Agreement, the Employee shall promptly return to the Company any and all properties, records or papers of any Relevant Entity, that may have been in his possession at the time of termination, whether prepared by the Employee or others, including, but not limited to, confidential information and keys. For purposes of this Agreement, “confidential information” includes all data, analyses, reports, interpretations, forecasts, documents and information concerning a Relevant Entity and its affairs, including, without limitation with respect to clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, (i) that the Company reasonably believes are confidential or (ii) the disclosure of which could be injurious to a Relevant Entity or beneficial to competitors of a Relevant Entity, but shall exclude any information that (x) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, (y) is or becomes publicly available prior to the Employee’s disclosure or use of the information in a manner violative of the second sentence of this Section 8(a), or (z) is rightfully received by Employee without restriction or disclosure from a third party legally entitled to possess and to disclose such information without restriction (other than information that he may learn or has learned by reason of his association with any Relevant Entity). For purposes of this Agreement, “affiliate” means any entity that, directly or indirectly, is controlled by, or under common control with, the Employee.  For purposes of this definition, the terms “controlled” and under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise.

(b) Injunction.  Notwithstanding any other provisions of this Agreement, Employee acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 8, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

9. Successors.

(a) This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt  requested, postage prepaid, addressed as follows:

If to the Employee:

William J. Garner
1701 Jackson Street, #102
San Francisco, CA  94109

If to the Company:

Chairman of the Board
Urigen Pharmaceuticals, Inc.
875 Mahler Road, Suite 235
Burlingame, CA 94518

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 10. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The failure of the Employee or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Employee and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

[Signature Page follows]

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

URIGEN PHARMACEUTICALS, INC.

By:	/s/ Tracy Taylor
Tracy Taylor
Chairwoman

EMPLOYEE

By:	/s/ William J. Garner
William J. Garner